SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):

                                January 17, 1997
                              --------------------



                                AVEMCO Corporation
                             -----------------------
             (Exact name of registrant as specified in its charter)



       Delaware                      1-6271                 52-0733935
       --------                      ------                 ----------
(State of Incorporation)    (Commission File Number)      (IRS Employer
                                                       Identification No.)




                           Frederick Municipal Airport
                                411 Aviation Way
                            Frederick, Maryland21701
                            ------------------------
               (Address of principal executive offices) (Zip Code)



                                 (301) 694-5700
                                 --------------
                         (Registrant's telephone number)


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     On January  17,  1997,  AVEMCO  Corporation  ("AVEMCO")  and HHC  Insurance
Holdings,  Inc.  ("HCCH")  jointly  announced  that they had  signed a Letter of
Intent  to  merge  AVEMCO  with  a   wholly-owned   subsidiary   of  HCCH  in  a
stock-for-stock transaction. Pursuant to the Letter of Intent, each outstanding share of AVEMCO common stock would be exchanged for one share of HCCH common stock. The transaction is intended to be accounted for as a pooling of interests and to be a nontaxable exchange to AVEMCO's shareholders.

     As of December 31, 1996, AVEMCO had 8,264,070 shares issued and outstanding and HCCH had 35,850,832 shares issued and outstanding.

     The combination is subject to various conditions, including the parties entering into a mutually acceptable definitive agreement, receipt of required regulatory approvals, approval of the transaction by the shareholders of AVEMCO and HCCH, and satisfactory performance of due diligence by each party.

     Under the terms of the Letter of Intent, if AVEMCO's Board of Directors receives another offer which it believes to be superior to the terms of the HCCH proposal, AVEMCO may terminate the Letter of Intent and, in such event, AVEMCO will be obligated to pay HCCH a termination fee equal to $7,500,000, plus its reasonable out-of-pocket expenses. AVEMCO has agreed that it will not solicit other offers to acquire AVEMCO during the term of the Letter of Intent, and has agreed not to provide information to other parties during such term unless required in the exercise of applicable fiduciary duties. AVEMCO also may terminate the proposed transaction if the closing price of HCCH's common stock is below $23.00 for a ten consecutive day period. Each party may terminate the Letter of Intent if a definitive agreement is not executed by March 15, 1997.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  January 22, 1997              AVEMCO Corporation




                                     By:  /s/ William P. Condon
                                          --------------------------------
                                          Title:  Chairman of the Board
                                                  and Chief Executive Officer



















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